Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer 952-294-1300
Famous Dave’s Reports Full Year 2008 Results of $0.04 per share
Includes non-cash charges of $0.49 per share
MINNEAPOLIS, February 25, 2009 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue of $32.8 million, up 4.4 percent over the comparable period in 2007, and a net loss of $2.0 million, or $0.22 per diluted share, for its fiscal fourth quarter ended December 28, 2008.
Fourth quarter results include charges of approximately $3.0 million, or $0.23 per diluted share, related to asset impairment, lease termination and other costs due to underperforming or closed restaurants.
Fourth quarter same store sales for the company’s restaurants open for 24 months or more declined 8.3 percent year-over-year, while same store sales for its franchise-operated restaurants declined 7.4 percent. Franchise royalty revenue for the quarter totaled $3.8 million, flat to the comparable period in 2007.
Sales growth in the fourth quarter for company-owned restaurants was driven by four new restaurants that have opened since the fourth quarter of 2007 and weighted average price increases of approximately 5.0 percent since December 2007.
“We are taking numerous measures to address the rising costs and soft demand that face our industry, including tactical discounting and tightening of our own internal spending,” said Christopher O’Donnell, President and CEO of Famous Dave’s. “We believe that our efforts will result in sales stabilization and improved financial fundamentals throughout 2009.”
Included in the company’s expense-reducing initiatives are a 50% reduction in the company’s matching contributions for both its non-qualified deferred compensation plan and its 401(k) plan. Additionally, no fiscal 2008 bonus payments will be made to executives, and there will be no salary increases for employees during fiscal 2009.
Charges
Included in the $3.0 million in non-cash charges recognized in the fourth quarter is a lease reserve of approximately $2.2 million for three Atlanta restaurants closed in November 2008, and approximately $137,000 in closure and severance costs associated with these locations. Also included is an asset impairment charge of approximately $519,000 relating to company-owned restaurants in Vernon Hills, Illinois, and Stillwater, Minnesota, and approximately $105,000 of write-offs related to two locations that won’t open. The Company currently has no plans to close either its Vernon Hills or Stillwater locations.
Marketing and Development
Fourth quarter marketing highlights included a successful “Smokehouse Steak” limited-time-offer promotion featuring Certified Angus Beef flank steak. This was Famous Dave’s first steak menu item and the promotion exceeded expectations.

Also, at the end of the fourth quarter of 2008 and the beginning of the first quarter of 2009, the company instituted short-term promotional activities in company-owned restaurants. These included a $10 discount for sales of $30 or more, and the ability to add individual bones of ribs to entrée orders for a “buck a bone.” These discounts have been promoted through e-mail blasts and newspaper advertisements, and have resulted in strong participation by guests.
“We will also be introducing new menu items starting in the first quarter of 2009 and throughout the year,” said Mr. O’Donnell. “Included will be both limited-time-offers and permanent menu additions. We expect to increase guest visits through both an emphasis on value pricing and new menu selections that add variety while staying true to our brand. This is just one of the ways we plan to stabilize same-store sales throughout the system, which is obviously a top priority.”
The company opened one franchise-operated restaurant (Abilene, Texas) and three company-owned restaurants (Algonquin, Illinois, Greenwood, Indiana and Salisbury, Maryland) during the fourth quarter. As previously announced, the company closed its three Atlanta restaurants. Famous Dave’s ended the year with 170 restaurants, including 47 company-owned restaurants and 123 franchise-operated restaurants, located in 36 states. During the fourth quarter, the company also entered into an Area Development Agreement for three restaurants in New Mexico.
Full Year Results
For the full year ended December 28, 2008, the company reported net income of $389,000, or $0.04 per diluted share, on total revenue of approximately $140.4 million, compared with net income of $6.1 million, or $0.59 per diluted share, on total revenue of approximately $125.9 million for fiscal 2007. Total revenue for fiscal 2008 increased 11.5 percent over the prior year, reflecting a 13.2 percent increase in net restaurant sales and an 8.3 percent increase in franchise royalty revenue. Sales growth in 2008 for company-owned restaurants reflects the four restaurants that have opened since the fourth quarter of 2007 and weighted average price increases in 2008 of approximately 3.8 percent. Full year sales for company-owned restaurants open for 24 months or more decreased 2.0 percent, reflecting declines in dine-in, to-go and catering. During 2008, off-premise sales totaled 32.4 percent of sales versus 33.5 percent for 2007. The increase in franchise royalties is the result of the annualization of a net three additional franchise-operated restaurants open since the fourth quarter of 2007. Fiscal 2008 same store sales for franchise-operated restaurants declined 3.6 percent.
In addition to the charges specific to the fourth quarter, fiscal 2008 results also reflect asset impairment, lease termination and other closing costs related to underperforming restaurants and a restaurant closure in the third quarter, for a combined full-year earnings per share impact of $0.49 per diluted share.
The company recorded a tax benefit of approximately $119,000 for 2008 due to a lower level of pre-tax income and a higher amount of business credits. The Company expects to have an approximate 34.0% effective tax provision rate for fiscal 2009.
Stock-Based Compensation and Common Share Repurchases
Due to employee departures, stock-based compensation related to the company’s incentive programs for the fourth quarter of 2008 was a credit of approximately $4,000, as compared to a credit of approximately $640,000 or $0.04 per diluted share, for the prior year comparable period. Stock-based compensation expense for the full year ended December 28, 2008 was approximately $694,000 versus approximately $820,000 for the prior year comparable period.
The company repurchased 592,956 shares of common stock in fiscal 2008 at an average price of $8.55 per share, excluding commissions, for a total of approximately $5.1 million. Share repurchases for the comparable period of fiscal 2007 totaled 871,026 shares at an average price of $16.52 per share, excluding commissions, for a total of approximately $14.4 million. Mr. O’Donnell noted that the share repurchase programs of recent years, as well as the development of new company-owned restaurants, will be replaced in 2009 with priorities of cash generation and cash preservation. “Ensuring that our capitalization is as strong as possible, and paying down debt will be a focus in 2009,”said O’Donnell.
Outlook
Famous Dave’s is updating its restaurant development outlook. In order to reduce its capital outlays, the Company will not open any new company-owned restaurants in 2009, but does anticipate the addition of eight to ten franchise-operated restaurants in 2009. Since the end of fiscal 2008, the company has opened four franchise restaurants in the following locations: Everett, Washington, Springfield, Massachusetts, Scarborough, Maine and North Las Vegas, Nevada.
O’Donnell indicated that the company has launched a franchise development assistance program. The company has suspended development schedule requirements for 2009 and 2010, and is in the process of adjusting schedules back by two years. However, as a growth incentive, franchisees that choose to build in 2009 and 2010 will get a reduced royalty rate for a 12 month timeframe from date of opening. Additionally, while continuing to offer its 6,200 square foot prototype, the company has also developed smaller prototypes of 4,000 and 5,000 square feet – as well as lower-cost conversion packages, to provide franchisees with the flexibility to build cost-effective formats in prime real estate locations. Lastly, the company has temporarily adjusted the required contribution to the national advertising fund to 0.5 percent of net sales from 1 percent, for fiscal 2009.
The company indicated that it intends to consider shorter-term food purchasing contracts during 2009 to take advantage of expected opportunistic buying opportunities as certain commodity prices drop, and is seeking to establish more secondary suppliers for key items in order to protect the supply chain and increase pricing competition among vendors. These steps are expected to lower certain food costs in 2009. The company does not intend to take a price increase in April 2009, as would normally be the case, due to consumer sensitivity to price increases under current economic conditions.
“Our mandate is to remain focused on increasing traffic to our restaurants and cutting expenses,” O’Donnell said. “We have specific initiatives and accountability factors designed to maximize the effort. We have a very positive outlook at all levels of the company and a sense of mission to work through these economic times and strengthen this organization.”
Conference Call
The company will host a conference call tomorrow, February 26, 2009, at 10:00 a.m. Central Time to discuss its fourth quarter and full-year 2008 financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 47 locations and franchises 126 additional units in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
Revenue:
Restaurant sales, net	$28,797	$26,985	$122,016	$107,820
Franchise royalty revenue	3,832	3,824	17,026	15,718
Franchise fee revenue	35	330	492	1,323
Licensing and other revenue	141	294	848	1,012

Total revenue	32,805	31,433	140,382	125,873

Costs and expenses:
Food and beverage costs	8,827	7,916	37,581	32,419
Labor and benefits costs	9,459	8,600	38,185	32,673
Operating expenses	8,348	7,311	32,510	27,547
Depreciation and amortization	1,396	1,586	5,522	4,980
Asset impairment and estimated lease termination and other closing costs	3,033	596	6,912	596
General and administrative expenses	4,151	2,660	16,521	15,603
Pre-opening expenses	467	763	1,103	1,154
Net loss on disposal of property	2	355	18	465

Total costs and expenses	35,683	29,787	138,352	115,437

(Loss) income from operations	(2,878)	1,646	2,030	10,436

Other expense:
Loss on early extinguishment of debt	—	—	—	(12)
Interest expense	(499)	(512)	(1,977)	(1,577)
Interest income	74	70	246	293
Other income (expense), net	4	(7)	(29)	30

Total other expense	(421)	(449)	(1,760)	(1,266)

(Loss) income before income taxes	(3,299)	1,197	270	9,170

Income tax benefit (expense)	1,344	(400)	119	(3,100)

Net (loss) income	$(1,955)	$797	$389	$6,070

Basic net (loss) income per common share	$(0.22)	$0.08	$0.04	$0.61

Diluted net (loss) income per common share	$(0.22)	$0.08	$0.04	$0.59

Weighted average common shares outstanding – basic	9,075,000	9,711,000	9,406,000	9,960,000

Weighted average common shares outstanding – diluted	9,075,000	10,017,000	9,542,000	10,298,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
Food and beverage costs (1)	30.7%	29.3%	30.8%	30.1%
Labor and benefits costs (1)	32.8%	31.9%	31.3%	30.3%
Operating expenses (1)	29.0%	27.1%	26.6%	25.6%
Depreciation & amortization (restaurant level) (1)	4.3%	5.6%	4.1%	4.2%
Depreciation & amortization (corporate level) (2)	0.5%	0.4%	0.4%	0.4%
Asset impairment and lease termination and other closing costs (1)	10.5%	2.2%	5.7%	0.6%
General and administrative expenses (2)	12.7%	8.5%	11.8%	12.4%
Pre-opening expenses and loss on disposal of property (1)	1.6%	2.8%	0.9%	1.1%
Net loss on disposal of property (1)	0.0%	1.3%	0.0%	0.4%
Total costs and expenses (2)	108.8%	94.8%	98.6%	91.7%
(Loss) income from operations (2)	(8.8%)	5.2%	1.4%	8.3%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 28,	December 30,
	2008	2007
ASSETS
Current assets	$13,291	$14,255
Property, equipment and leasehold improvements, net	58,129	57,243
Other assets	1,981	2,444

Total assets	$73,401	$73,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$30,060	$28,085
Long-term obligations	17,157	15,457
Shareholders’ equity	26,184	30,400

Total liabilities and shareholders’ equity	$73,401	$73,942

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
Total weighted average weekly net sales (AWS):
Company-Owned	$45,929	$48,887	$50,685	$50,385
Franchise-Operated	$50,790	$52,249	$56,535	$56,727

AWS 2005 and Post-2005: (1)
Company-Owned	$60,582	$65,945	$65,684	$68,630
Franchise-Operated	$56,474	$58,943	$63,315	$64,846

AWS Pre-2005: (1)
Company-Owned	$41,281	$45,825	$46,776	$48,051
Franchise-Operated	$43,363	$45,159	$48,279	$49,227

Operating Weeks:
Company-Owned	627	552	2,399	2,134
Franchise-Operated	1,573	1,499	6,296	5,654

24 month comparable net sales:
Company-Owned	(8.3%)	3.3%	(2.0%)	2.1%
Franchise-Operated	(7.4%)	(4.6%)	(3.6%)	(3.3%)

18 month comparable net sales:
Company-Owned	(8.4%)	3.3%	(2.1%)	2.1%
Franchise-Operated	(7.6%)	(6.8%)	(4.4%)	(4.0%)

Total number of restaurants:
Company-Owned	47	44	47	44
Franchise-Operated	123	120	123	120

Total	170	164	170	164

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.